Exhibit 99.1
FOR IMMEDIATE RELEASE
MCRAE INDUSTRIES ANNOUNCES COMPLETION OF
REVERSE/FORWARD STOCK SPLIT TO PERMIT SEC DEREGISTRATION
Mount Gilead, N.C. – December 1, 2005. McRae Industries, Inc. (MRI.A and MRI.B on the American Stock Exchange) announced today that it has filed certificates of amendment to its certificate of incorporation with the Secretary of State of Delaware to effect a 1-for-200 reverse stock split, to be followed immediately by a 200-for-1 forward stock split, of the outstanding shares of both classes of its common stock (Class A and Class B) (the “transaction”). The transaction will take effect as of 11:59 p.m. (eastern time) on December 1, 2005. The main purpose of the transaction is to permit the Company to deregister the common stock under the Securities Exchange Act of 1934 (the “Exchange Act”) and thereby avoid the expenses associated with filing reports with the Securities and Exchange Commission.
As a result of the transaction, stockholders holding fewer than 200 shares of the Company’s common stock (Class A or Class B) immediately before the transaction will have such shares cancelled and converted into the right to receive from the Company a cash payment of $14.25 for each such share owned before the reverse stock split. Stockholders who are cashed out as a result of the transaction will be notified by the Company’s transfer agent, Wachovia Bank, N.A., and receive instructions regarding the exchange of their stock certificates for cash. Stockholders owning 200 or more shares of a class of common stock (Class A or Class B) immediately before the transaction will continue to hold the same number of shares of that class after completion of the transaction and will not receive any cash payment for their shares of that class. The Company expects to pay approximately $2.7 million to purchase shares cashed out in the transaction.
As a result of the transaction, the Company expects that the number of holders of record of each class of the Company’s common stock will be reduced to fewer than 300, which will enable the company to terminate the registration of its common stock under the Exchange Act. In connection with the transaction, trading of the common stock on the American Stock Exchange will be suspended. As previously announced, on November 4, 2005 the Company filed an application with the SEC to voluntarily delist and deregister the common stock. The Company expects to receive an order from the SEC effecting the delisting during the week beginning December 12, 2005.
The common stock is currently quoted in the Pink Sheets and stockholders will continue to be able to trade their shares in the over-the-counter markets or private transactions.
McRae Industries, Inc., a Delaware corporation headquartered in Mt. Gilead, North Carolina, is engaged in the manufacture, sale and distribution of military footwear and western and work boots, and the sale and distribution of bar code reading and printing devices.
Contact:
D. Gary McRae
(910) 439-6147